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November 24, 1997

                     YOUR VOTE IMPORTANT FOR NASDAQ LISTING

Dear Stockholders:

    In a separate envelope you will be receiving a proxy statement for the December 15, 1997 Annual Meeting of Stockholders which includes several stockholder proposals that must be passed for the Company to stay listed with Nasdaq and to fund its operations. One of the key 4th quarter objectives for GateField was to raise approximately $10,000,000 in equity financing to provide sufficient capital to adequately fund GateField operations, to meet Nasdaq listing requirements and to grow the company. Without an equity financing, the Company would not have sufficient net shareholder equity to meet Nasdaq's listing requirements and the stock could be delisted from Nasdaq. We looked at several different financing sources and talked with many potential partners. We found Idanta Partners Ltd. to be our best financing alternative. Idanta is recognized for their posture as a long-term and value-added investor.

    At the 1997 Annual Meeting of Stockholders to be held on December 15, 1997, we are requesting approval to issue 9,165,000 shares of common stock at $1.00 per share (including shares issuable upon conversion of the preferred stock to Idanta) which is greater than 20% of outstanding shares on a pre-financing basis, to approve a board with staggered terms consisting of three classes of directors and to approve nominees for directors consisting of Horst G. Sandfort and myself as incumbent directors, and Jonathan S. Huberman and David J. Dunn as new directors from Idanta. The company has already issued to Idanta, 1,000,000 shares of Series B Preferred Stock which is convertible into 4,582,500 shares of common stock for $4,582,500. Complete details of the Idanta transaction are found under Proposal Four in the Proxy Statement.

    Consummating an alliance with Siemens was our other primary objective for 4Q '97, as they are considered to be a semiconductor manufacturing technology leader. I am particularly pleased that we have entered into a long term relationship with Siemens that includes access to their 0.25 micron and below process technology. This is a very real substantiation of our Company's technology. As part of the transaction, Siemens is receiving a warrant to purchase up to 9.9% of the Company's common stock. Consequently, you are also being requested to approve an increase in the number of shares of GateField common stock to provide Siemens the ability to purchase up to 9.9% of the outstanding shares at a 20% discount to market price, which is set at the time they exercise this warrant. We also need additional authorized shares of common stock for stock options which will be required for hiring and retaining key personnel in the extremely competitive Bay Area market.

    We ask your support and vote for these very important Company matters. It is important that all shareholders vote because an affirmative vote of greater than 50% of all outstanding and issued shares is required for the proxy proposal to increase the number of authorized shares of common stock to pass.

    Certainly, 1997 has been a year of change for the Company. We are now GateField Corporation trading on the Nasdaq National Market System under the symbol "GATE". The Zycad Verification business has been sold and I was appointed President and CEO of the Company in October 1997. I believe the on-going Company has the core technology, products and people to become a leading supplier of high-density reprogrammable Application Specific Integrated Circuits ("ASIC's"). I feel the substantial investment by our foundry partner, Rohm, and our technology arrangement with Siemens is further validation of the GateField technology and products.

    Our current products in the GF250F ProASIC-TM- family with densities up to 150K gates and our initial GF260F product sampled in October 1997, with 92,000 available gates and 23,000 bits of embedded Static
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Random Access Memory, have been well received in the market. Our products are very competitive on performance, density and price with those of the leading Field Programmable Gate Array (FPGA) suppliers and we have an ease of use advantage, in that we fit into standard ASIC design flows. Our patented Flash switch architecture allows us to build very competitive products with our current manufacturing technology even though our present manufacturing technology is well behind the advanced technology used by the FPGA leaders. We plan to move to more advanced processes with Rohm and to leading edge 0.25 micron technology with Siemens, which will further enhance the competitive advantage of our products.

    I believe this financing and additional share authorization is critical and needed to remain listed with Nasdaq, to provide for Siemens' investment, and to grow the Company. Consequently, we need your support by voting for each of the proposals on the Proxy Card. I am very excited about GateField's future and look forward to continuing to bring our products and technology to market and to successfully grow our business.

Very truly yours,
/s/ DR. JAMES R. FIEBIGER
Dr. James R. Fiebiger
President and CEO

Forward-looking statements in this letter are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new product introductions and technological changes, the Company's dependence upon third party suppliers, intellectual property rights and other risks detailed from time-to-time in the Company's periodic reports filed with the Securities and Exchange Commission.

SJU #2100-SH1-97